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                                  CONFIDENTIAL

                      MORGAN STANLEY CAPITAL INTERNATIONAL

                             INDEX LICENSE AGREEMENT


      AGREEMENT, dated as of October 15, 2001, by and between MORGAN STANLEY CAPITAL INTERNATIONAL INC. ("MSCI"), a Delaware corporation, having an office at 1221 Avenue of the Americas, New York, NY 10020, and SSgA FUNDS, a Massachusetts business trust, having an office at 909 A Street, Tacoma, WA 98407, on behalf of the SSgA MSCI EAFE Index Fund ("Licensee"),

      WHEREAS, MSCI owns rights to, and engages in a variety of business activities in connection with, certain stock indexes and the proprietary data contained therein, among which are the data and indexes listed in Exhibit A, annexed hereto and made a part hereof (such indexes and data contained therein are hereinafter referred to as the "Indexes" and the "Data");

      WHEREAS, MSCI calculates, maintains and disseminates the Data and the Indexes;

      WHEREAS, MSCI and its affiliates use in commerce and own trade name, trademark and service mark rights to the designations Morgan Stanley Capital International; MSCI(R); SiMSCI, ACWI, EMF; and EAFE(R) and other MSCI marks referred to herein (such rights are hereinafter individually and collectively referred to as the "Marks");

      WHEREAS, Licensee wishes to use the Data and the Indexes as the bases of the funds described in Exhibit B, annexed hereto and made a part hereof (the "Funds");

      WHEREAS, Licensee wishes to use the Data, Indexes and Marks in connection with writing, trading, marketing and promotion of the Funds and in connection with making disclosure about the Funds under applicable laws, rules and regulations in order to indicate that MSCI is the source of the Indexes; and

      WHEREAS, Licensee wishes to obtain MSCI's authorization to use the Data and the Indexes and refer to the Indexes and the Marks in connection with the Funds pursuant to the terms and conditions hereinafter set forth.

      NOW, THEREFORE, the parties hereto agree as follows:

      1.  GRANT OF LICENSE

      (a) MSCI hereby grants to Licensee a temporary, non-transferable and non-exclusive license to use the Data solely in accordance with the terms of this Agreement. MSCI will provide Licensee with the Data and any updates or modifications which from time to time may be made thereto and which are provided generally by MSCI to other entities licensed to have access to the Data. The Data may be used solely by Licensee only at the location and only in the internal

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operations of the business unit of Licensee set forth in Exhibit A.
Licensee may not resell or otherwise transfer or allow the use of the Data, or any part thereof, directly or indirectly, by or for the benefit of, any other person or organization (including, without limitation, Licensee's other businesses and Licensee's present and future parents, subsidiaries and affiliates) without the prior written approval of MSCI. Licensee agrees that it shall treat the Data as proprietary to MSCI and that the company names and all other information contained in the Data shall be kept strictly confidential by Licensee. Licensee shall inform MSCI as to its knowledge of any actual or suspected unauthorized use or disclosure of the Data and shall take all steps reasonably necessary (or requested by MSCI) to protect the rights of MSCI. Notwithstanding the foregoing, Licensee may provide Resultant Information Services to its clients. For purposes of this provision, "Resultant Information Service" shall mean a service or product provided by Licensee which (i) contains information derived from the Data (e.g., by application of formulas, algorithms, or the exercise of human judgment), but which does not provide a mechanism for computing or reproducing the Data, or (ii) contains reasonable excerpts of the Data that constitute a non-material portion of the Data. In this connection, portions of the Data comprising 25% or more of the Data items for one point in time or portions of the Data cumulatively comprising 25% or more of a complete time series for a single Data item will be regarded as "material," whether such portions have been provided to single or multiple clients and prospective clients and whether or not such portions have been so provided on one or multiple occasions. Notwithstanding anything else to the contrary, the determination of what constitutes "non-material portion of the Data" will be determined by MSCI in its sole discretion. Licensee will not use or permit use of the Data to verify or correct data in any other compilation of data or index. Except as expressly provided herein with respect to the Funds, Licensee shall not use or permit anyone else to use the Data or any portion thereof in connection with the writing, trading, marketing or promotion of any financial instruments or products, including, but not limited to, synthetic or derivative securities (E.G., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise (except as expressly provided herein) or to create any indices (custom or otherwise).

      Licensee may not, without the written permission of MSCI, (i) copy any component of the Data (including, without limitation, to a mainframe central processing unit), (ii) alter, modify or adapt any component of the Data, including but not limited to translating, decompiling, disassembling or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, Licensee's present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

      An authorized officer of Licensee shall certify in writing annually that Licensee is in compliance with the use restrictions set forth in this Section 1(a).

      (b) Subject to the terms and conditions of this Agreement, MSCI grants to Licensee a non-transferable, non-exclusive, license (i) to use one or more of the Indexes as the basis, or a component, of the Funds (in accordance with the restrictions, set forth herein and in Exhibit B) issued, entered into, written, sold and/or purchased by Licensee, and (ii) to use and refer to the Indexes and the Marks in connection with the writing, purchase, sale, redemption, marketing and

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promotion of the Funds (in accordance with the restrictions, set forth herein and in Exhibit B) and in connection with making such disclosure about the Funds as necessary under any applicable laws, rules or regulations in order to indicate the source of the Indexes.

      (c) Licensee, without MSCI's prior written approval, shall not disseminate electronically or in any other fashion any quotations or other information relating to (i) an Index or (ii) a Fund to the extent that such information about a Fund would provide a mechanism for computing or reproducing any Raw Index Data (as defined below); provided, however, that Licensee may disseminate such information about a Fund, with MSCI's prior written approval (not to be unreasonably withheld), solely as required by applicable law or regulation. "Raw Index Data" shall be defined as any field, element, component, classification, code, calculation, formula, selection criteria, policy or methodology (including without limitation constituent countries, industry groups, industries, companies and weights) of the Indexes described in Exhibit A. Nothing in this paragraph shall release Licensee from its obligations under Section 6.

      2. TERM

      The term of the license granted hereunder shall commence on October 15, 2001 and shall continue for one (1) year unless sooner terminated as provided herein. Thereafter, this Agreement shall be automatically extended for successive renewal terms of one (1) year at a time, provided that either party may terminate this Agreement by written notice to the other party given not later than ninety (90) days prior to the end of the initial term or any renewal term, unless Licensee terminates pursuant to a notice of an adjusted License Fee as set forth in Section 3.

      3. LICENSE FEES

      Licensee shall pay to MSCI the license fees set forth in Exhibit C attached hereto (the "License Fees"), which may be adjusted by MSCI upon written notice at least ninety (90) days prior to the end of any current term (whereby Licensee may terminate this Agreement within thirty (30) days of such notice).

      All License Fees shall be payable on a quarterly basis, which quarters shall commence upon the execution of this Agreement and each subsequent quarter shall commence on each three-month anniversary of the commencement of the initial quarter. Within fifteen (15) days after the close of each quarter, Licensee shall provide to MSCI a report calculating the License Fees owed hereunder for such quarter and a payment of the License Fees owed, if any. Any payment of Licensee Fees not paid within such fifteen (15) days shall accrue interest at the rate of one and one-half percent (1 1/2%) per month or the maximum amount permitted by law, whichever is lesser, until such Fees are paid.

      Licensee shall maintain detailed and accurate records with respect to the assets of the Funds and its payments to MSCI hereunder. Licensee, upon written request by MSCI, shall provide to an independent accounting organization chosen and compensated by MSCI access to printed records with respect to the assets of the Funds and its payments to MSCI hereunder during normal business hours for purposes of a confirming audit with respect to such payments. Licensee shall promptly pay any underreported fees determined by such audit. If such audit determines that fees in excess of

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five percent (5%) of the reported and paid License Fees were not reported during any of the four previously reported quarters, then Licensee shall also pay for the reasonable cost of such audit.

      Licensee will promptly pay all federal, state, and local sales, personal property, AD VALOREM, and other taxes of a similar nature arising as a result of this Agreement, other than taxes related to MSCI's income.

      4. TERMINATION

      In addition to and notwithstanding the termination rights provided in Sections 2 and 3(a) hereof, the following termination provisions apply to this
Agreement:

      (a) At any time during the term of this Agreement, either party may terminate this Agreement by giving the other party thirty (30) days' prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of the terminating party by reason of its continued performance hereunder and such notice shall be effective on the date of such termination, unless the other party shall correct the condition causing such damage or harm within the notice period, provided, however, that if such condition is not capable of correction, such termination shall be effective immediately..

      (b) In the case of breach of any of the material terms and conditions of this Agreement by either party, the other party may terminate this Agreement by giving thirty (30) days' prior written notice of its intent to terminate and such notice shall be effective on the date of such termination, unless the breaching party shall correct such breach within the notice period, provided, however, that if such breach is not capable of correction, such notice of termination shall be effective immediately.

      (c) MSCI shall have the right, in its sole discretion, to cease compilation and publication of any of the Indexes and, in the event that any of the Indexes is discontinued, to terminate this Agreement if MSCI does not offer a replacement or substitute Index. In the event that MSCI intends to discontinue any index, MSCI shall give Licensee reasonable prior written notice, but in no event less than sixty (60) days prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be available. Licensee shall have the option hereunder within thirty (30) days after receiving such written notice from MSCI to notify MSCI in writing of its intent to use the replacement index under the terms of this Agreement.

      (d) Licensee may terminate this Agreement upon written notice to MSCI if
(i) Licensee is informed of the final adoption of any legislation or regulation that materially impairs Licensee's ability to issue, enter into, write, sell, purchase, market or promote the Funds; or (ii) any material litigation or regulatory proceeding regarding the Funds is threatened or commences.

      (e) MSCI may terminate this Agreement upon written notice to Licensee if
(i) MSCI is informed of the final adoption of any legislation or regulation that materially impairs MSCI's ability to license and provide the Indexes under this Agreement; or (ii) any material litigation or regulatory proceeding regarding the Funds is threatened or commenced.

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      (f) MSCI may terminate this Agreement upon written notice to Licensee if
Licensee makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against Licensee and is not dismissed within 45 days after the filing, or if a receiver or trustee is appointed for all or any part of the property or assets of Licensee.

      5. RIGHTS UPON TERMINATION

      Upon termination of this Agreement, Licensee shall cease to use the the Data and the Indexes and cease referring to the Indexes and the Marks with the Funds and, within thirty (30) days of termination, Licensee shall pay MSCI any and all outstanding License Fees due hereunder.

      6. FUND PROMOTION

      (a) Licensee shall prominently feature the MSCI Marks and logos (which shall be provided to Licensee by MSCI upon request) in all advertisements, brochures, and promotional and information material (other than price quotations for a Fund) ("Informational Materials") relating to or referring to the Funds, including without limitation, stating "[the Fund] is indexed to the MSCI(R) [Index]" on the title page of any Informational Materials. Further, Licensee shall prominently feature a description of the Index in the Informational Materials.

      (b) Licensee shall use its best efforts to protect the goodwill and reputation of MSCI in connection with its use of the Indexes and the Marks under this Agreement. Licensee shall submit to MSCI for its preview and approval all Informational Materials relating to or referring to MSCI, the Indexes, the Marks or the Funds. MSCI's approval shall be confined solely to the use of or description of MSCI, the Marks, and the Indexes (or the failure thereof) and shall not be unreasonably withheld or delayed by MSCI. Once any Informational Materials have been approved by MSCI, no further approval of such Informational Material is required in the event that Licensee does not modify its use of or description of MSCI, the Marks and the Indexes, provided however, that Licensee shall provide MSCI copies of all Informational Materials at least once every twelve (12) months during the term of this Agreement. Accordingly, Licensee is not required to re-submit approved Informational Materials that are only modified in a manner that does not affect the previously approved use of or description of MSCI, the Marks and the Indexes. However, upon MSCI's request, Licensee shall provide MSCI copies of any Informational Materials, including such Informational Materials that do not require resubmission and additional approval.

      (c) MSCI is not obligated to engage in any marketing or promotional activities in connection with the Funds or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Funds.

      (d) Licensee acknowledges and agrees that MSCI, in granting the permission contained in this Agreement, does not express or imply any approval of the Funds or of Licensee and Licensee further agrees not to make any statement which expresses or implies that MSCI approves, endorses or consents to the promotion, marketing, and arrangement by Licensee of the Funds or that MSCI makes any judgment or expresses any opinion in respect of the Licensee.

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      7. PROTECTION OF VALUE OF LICENSE

      (a) Licensee shall cooperate reasonably with MSCI in the maintenance of all MSCI common law and statutory rights in the Indexes and the Marks, including copyrights and other proprietary rights, and shall take such acts and execute such instruments as are reasonably necessary and appropriate to such purposes, including the use by the Licensee of the notices set forth in Sections 9(a) and
(b) when referring to the Indexes or the Marks in any offering circular, prospectus, contract or Informational Material relating to the Funds.

      (b) Licensee shall not refer to the names of the Indexes in any manner which might cause confusion as to MSCI's responsibility for preparing and disseminating the Indexes or as to the identity of Licensee and its relationship to the Funds.

      8. PROPRIETARY RIGHTS

      (a) Licensee acknowledges that (i) the Data and all components thereof constitute copyrighted, trade secret, and/or proprietary information of substantial value to MSCI, (ii) that Licensee receives no proprietary rights whatsoever in or to the Data, and (iii) that title and ownership rights in and to the Data and all the rights therein and legal protections with respect thereto remain exclusively with MSCI. Licensee shall not, and shall not assist any third party to, assert any rights in the Data or any component thereof or challenge MSCI's rights therein.

      (b) Licensee acknowledges that the Indexes are selected, arranged and prepared by MSCI through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by MSCI. Licensee also acknowledges that the Indexes and the Marks are the exclusive property of MSCI, and the Indexes and their compilation and composition and changes therein are in the control and discretion of MSCI. Licensee recognizes the existence of the goodwill associated with the Marks and acknowledges that the Marks and all rights therein and goodwill pertaining thereto are the exclusive property of MSCI. Licensee recognizes the validity of the Marks and agrees that it will not during the term of this Agreement or thereafter directly or indirectly challenge MSCI's rights thereto.

      (c) MSCI reserves all rights with respect to the Indexes and the Marks except those expressly licensed to Licensee hereunder.

      (d) Each party and its employees and agents shall treat as confidential and shall not disclose or transmit to any third party any confidential and proprietary information of the other party, including the terms of this Agreement or (in the case of MSCI) Informational Materials submitted to MSCI pursuant to paragraph 6(a) hereof, provided that the documentation or other written materials containing such information are designated as "Confidential" or "Proprietary" by the providing party and such information is not available generally to the public or otherwise available to the receiving party from a source other than the providing party. For the purpose of this Section 8(d), all Data provided by MSCI to Licensee pursuant to this Agreement shall be deemed to be designated as Confidential and Proprietary to MSCI. Notwithstanding the foregoing, if requested or required (by interrogatories, requests for information or documents, subpoena, or other process)

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either party may reveal such information if such information to be disclosed is
(i) approved in writing by the other party for disclosure or (ii) required by law (in the opinion of counsel), regulatory agency or court order to be disclosed by a party, provided prior written notice of such required disclosure is given to the other party. The provisions of this paragraph shall survive any termination of this Agreement for five (5) years from disclosure by either party to the other party of the last such confidential and proprietary information.

      (e) Each party hereto shall cause each employee or third party to whom such party discloses confidential and/or proprietary information in order to perform its obligations hereunder to abide by the confidentiality provisions of this Section 8.

      9. WARRANTIES; DISCLAIMERS

      (a) Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in the prospectus and any offering circular or contract(s) relating to the Funds and upon request to furnish a copy (copies) thereof to MSCI:

          This fund is not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI, any of its affiliates nor any other party involved in making or compiling the [ ] index makes any representation or warranty, express or implied, to the owners of this fund or any member of the public regarding the advisability of investing in funds generally or in this fund particularly or the ability of the [ ] index to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the [ ] index which is determined, composed and calculated by MSCI without regard to this fund or the issuer of this fund. MSCI has no obligation to take the needs of the issuer of this fund or the owners of this fund into consideration in determining, composing or calculating the [ ] index. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of this fund to be issued or in the determination or calculation of the equation by which this fund is redeemable for cash. Neither MSCI, any of its affiliates nor any other party involved in making or compiling the [ ] index has any obligation or liability to owners of this fund in connection with the administration, marketing or trading of this fund.

          ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN MAKING OR COMPILING THE [ ] INDEX GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN MAKING OR COMPILING THE [ ] INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS AND COUNTERPARTIES, OWNERS OF THE FUNDS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE

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      RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS
      AFFILIATES NOR ANY OTHER PARTY INVOLVED IN MAKING OR COMPILING THE [ ] INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEXES OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN MAKING OR COMPILING THE [ ] INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN MAKING OR COMPILING THE [ ] INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

      (b) Licensee agrees expressly to be bound itself by and furthermore to include the following disclaimers and limitations in any Informational Materials relating to the Funds and upon request to furnish a copy (copies) thereof to
MSCI:

      [ ] is/are trade or service mark(s) of Morgan Stanley Capital International Inc. ("MSCI") and its affiliates and has/have been licensed for use for certain purposes by [ ]. [Fund], based on the [ ] index, has not been passed on by MSCI as to its legality or suitability, and is not issued, sponsored, endorsed, sold or promoted by MSCI. MSCI makes no warranties and bears no liability with respect to the [Fund]. MSCI has no responsibility for and does not participate in the management of the [Fund] assets or sale of the [Fund] shares. The [Prospectus] contains a more detailed description of the limited relationship MSCI has with [ ] and the [Fund].


      (d) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

      (e) Licensee represents and warrants to MSCI that the Funds shall not violate any applicable laws, including but not limited to banking, commodities and funds laws.

      (f) THE DATA IS PROVIDED TO LICENSEE ON AN "AS IS" BASIS. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN MAKING OR COMPILING THE DATA MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF), AND MSCI EXPRESSLY

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DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS,
MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. LICENSEE ASSUMES THE ENTIRE RISK OF ANY USE LICENSEE MAY MAKE OF THE DATA AND ACKNOWLEDGES THAT DATA FIELDS MAY NOT BE CONSISTENT THROUGHOUT THE DATA. IN NO EVENT SHALL MSCI , ANY
OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN MAKING OR COMPILING THE DATA
BE LIABLE TO LICENSEE OR ANY OTHER PARTY FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER
INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF LICENSEE TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF MSCI HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

      (g) The provisions of this Section 9 shall survive any termination of this Agreement.

      10. INDEMNIFICATION

      (a) Licensee shall indemnify, defend and hold harmless MSCI, its parent, subsidiaries, affiliates, and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of claims or actions brought by third parties against MSCI which arise from any act or omission of Licensee which constitutes a breach of this Agreement or is in any manner related to the Funds; provided, however, that (i) MSCI notifies Licensee promptly of any such claim or action, and (ii) Licensee shall have no liability to MSCI if such judgments, damages, costs or losses are based on an infringement or misappropriation of a third party's intellectual property rights by the Indexes or the Marks.

      (b) MSCI shall indemnify, defend and hold harmless Licensee its parent, subsidiaries, affiliates, and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, demand, action or proceeding initiated by any third party based upon infringement of a patent, copyright, trade secret or other proprietary right solely to the extent such claim, demand, action or proceeding is based on an Index or a Mark; provided, however, that (i) Licensee notifies MSCI promptly of any such claim or action, and (ii) MSCI shall have no liability to Licensee if such judgments, damages, costs or losses are attributable to any negligent act or omission by Licensee, its parent, affiliates, subsidiaries, sublicensees or any of their employees or agents, in which case Licensee's indemnity obligations of Section 10(a) shall control.

      (c) The indemnifying party shall bear all expenses in connection with the defense and/or settlement of any such claim or action referred in (a) or (b) above. The indemnified party shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of the indemnifying party. Each party shall promptly notify the other in the event of the threat or initiation of any claim, demand, action or proceeding to which the obligations set forth herein may apply. The indemnified party shall assist the indemnifying party, at the indemnifying party's request and

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expense, in the defense or settlement of the matter. The indemnifying party shall not, in the defense of any claim, except with the written consent of the indemnifying party, consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to the indemnified party of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of the indemnified party. This provision shall survive the termination of this Agreement.

      11. FORCE MAJEURE

          Neither party shall be responsible for any delay or failure in performance of its obligations under this Agreement resulting from acts beyond the control of such party, including but not limited to, any act of God, act of governmental authority, act of public enemy, computer or system failure, or due to war, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation any strike, or other work stoppage or slowdown), or severe or adverse weather conditions or other causes beyond the reasonable control of the party so affected, provided that such party had exercised due diligence as the circumstances reasonably required.

      12. OTHER MATTERS

      (a) This Agreement is solely and exclusively between the parties as now constituted and, unless otherwise provided, shall not be assigned or transferred by either party, without prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void. Notwithstanding the foregoing, this Agreement may be assigned by MSCI without Licensee's consent to any affiliate of MSCI. Furthermore, MSCI may perform any of its duties hereunder either directly or by or through its agents. This Agreement shall be valid and binding on the parties hereto and their successors and permitted assigns.

      (b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous Agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

      (c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

      (d) All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand or by registered or certified mail, return receipt requested, to the addresses set forth below or such addresses as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

NOTICE TO MSCI:                    Morgan Stanley Capital International Inc.
                                   1221 Avenue of Americas
                                   New York, New York 10020
                                   ATTN: MSCI Finance Department

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          with a copy to (which shall not constitute notice hereunder):

                                   Morgan Stanley Capital International Inc.
                                   1221 Avenue of Americas
                                   New York, New York 10020
                                   ATTN:  General Counsel


NOTICE TO LICENSEE:

                                   SSgA Funds
                                   909 A Street
                                   Tacoma, Washington 98407
                                   ATTN: Legal Department

          with a copy to (which shall not constitute notice hereunder):

                                   State Street Master Funds
                                   One Federal Street
                                   9th Floor
                                   Boston, Massachusetts 02110
                                   ATTN: Legal Department


      (e) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. The parties hereby consent to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in the Borough of Manhattan, New York City for the purposes of adjudicating any matter arising from or in connection with this Agreement.

      (f) THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, AND/OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS.

      (g) The headings of the sections and subsections of this Agreement are for general information and reference only and they in no way define, limit or describe the scope of the provisions of such sections and shall not be considered in the interpretation or enforcement of this Agreement.

      (h) Nothing in this Agreement will be construed to constitute or appoint either party as the agent, partner, joint venturer, or representative of the other party for any purpose whatsoever, or to grant to either party any right or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.

      (i) No failure or delay on the part of either party hereto to exercise any right or remedy specified herein shall be construed as a waiver of such remedy or right.

      (j) In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired. The parties hereto will use their best efforts to substitute for the illegal, invalid or unenforceable provision a new provision of like economic intent and effect.

      (k) Except for the parties to this Agreement and as expressly set forth in this Agreement, no other party is intended, or shall be deemed, to be a beneficiary of any provision of this Agreement.

      (l) This Agreement may be executed in counterparts, which taken together, shall constitute one Agreement and each party hereto may execute this Agreement by signing such counterpart. Facsimile signatures of the parties to this Agreement, or any amendment of this Agreement, shall be deemed original signatures and shall manifest such parties' intention to be bound by this Agreement or such amendment.

      (m) Each party acknowledges that a breach of its obligations to the other party under this Agreement will result in irreparable and continuing damage for which monetary damages will not be sufficient, and agrees that such other party will be entitled to seek, in addition to its other rights hereunder or at law, injunctive and/or other equitable relief, and such further relief as may be proper from a court of competent jurisdiction.

      (n) Any provision of this Agreement which, by its nature, would survive termination or expiration of this Agreement shall survive any termination or expiration of this Agreement, including, without limitation, Sections 4(e), 5, 8(a), 9, 10 and 12.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

MORGAN STANLEY CAPITAL                         SSgA FUNDS, on behalf of the
INTERNATIONAL INC.                             SSgA MSCI EAFE INDEX FUND




By:                                            By:
      --------------------------                      --------------------------
Title:                                         Title:
      --------------------------                      --------------------------
Name:                                          Name:
      --------------------------                      --------------------------
       {Printed}                                          {Printed}

Date:                                          Date:
      --------------------------                      --------------------------

                                    EXHIBIT A


List of the Data:

List of the Indexes:

List of the Licensee locations:

                                    EXHIBIT B

 Detailed Description of the Fund. With reference to the prospectus or offering document (include date and title of document).

                                    EXHIBIT C

                                  LICENSE FEES

      With respect to use of the Data and the Indexes listed in Exhibit A in connection with the Funds, Licensee shall pay to MSCI a license fee equal to the greater of:

      (a) twenty eight thousand dollars ($28,000) per annum, payable at the end of the first quarter of each annual term; or

      (b) the aggregate of five (5) basis points per annum of the first USD 100,000,000 of aggregate average daily net assets within the Fund, plus four (4) basis points per annum of such assets from USD100,000,001 to USD 200,000,000, plus three (3) basis points per annum of such assets in excess of USD 200,000,000, which aggregate average daily assets shall be calculated on the last day of the relevant quarter.